Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earnings Increase to $12.2 Million, or $1.94 Per Diluted Share, in First Quarter 2021

ANCHORAGE, Alaska - April 26, 2021 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $12.2 million, or $1.94 per diluted share, in the first quarter of 2021, compared to $10.1 million, or $1.59 per diluted share, in the fourth quarter of 2020, and $1.03 million, or $0.16 per diluted share, in the first quarter a year ago.

Continued high levels of production in the Home Mortgage Lending segment, continued loan and core deposit growth, and fee and interest income from the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans contributed to profitability for the quarter. Also benefiting first quarter results was a $1.5 million benefit to the provision for credit losses. This compares to a $599,000 benefit to the provision for credit losses in the preceding quarter and a $2.1 million provision for credit losses in the first quarter of 2020. The benefit to the provision for credit losses for the current quarter was recorded under ASU 2016-13, which is also commonly referred to as the Current Expected Credit Loss (“CECL”) methodology that Northrim implemented on January 1, 2021 and includes a benefit to the provision for credit losses on loans and a provision for credit losses on unfunded commitments.

“Northrim’s record first quarter results were fueled by strong production in mortgage banking operations and the continued success of our outreach to new and existing customers, as we all navigate through the economic impact of the pandemic,” said Joe Schierhorn, President and CEO. “Over the past year we have been active participants in the SBA’s PPP lending programs, helping our new and existing business customers sustain their business operations. Under the initial program, we helped approximately 2,900 businesses receive $375.6 million in PPP loans, making Northrim the largest originator of PPP loans in Alaska. In January 2021, we began accepting and processing loan applications under the second PPP program, and as of quarter-end we had funded 2,125 applications totaling $204.0 million to our customers under the program.”

COVID-19 Issues:

•Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the significant decline in oil prices that occurred in 2020. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio excluding SBA PPP loans as of March 31, 2021, are: Healthcare (8%), Tourism (7%), Oil and Gas (6%), Aviation (non-tourism) (5%), Accommodations (3%), Retail (3%) and Restaurants (3%).

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•Customer Accommodations: The Company has implemented assistance to help its customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. The number of loans with modifications has decreased significantly since June 30, 2020, with approximately 98% of the modifications at March 31, 2021, representing 5 relationships. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020 were as follows:

Loan Modifications due to COVID-19 as of March 31, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$65,201	$23,096	$88,297
Number of modifications	21	9	30

Loan Modifications due to COVID-19 as of December 31, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$43,379	$22,165	$65,544
Number of modifications	23	11	34

Loan Modifications due to COVID-19 as of September 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$46,056	$74,337	$120,393
Number of modifications	16	59	75

Loan Modifications due to COVID-19 as of June 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$64,298	$293,224	$357,522
Number of modifications	76	403	479

Consumer loans represent less than 1% of total loan modifications identified above. Of the $88.3 million and 30 loan modifications as of March 31, 2021, approximately $83.2 million and 26 loans have entered into a second modification.

•Provision for Credit Losses: Northrim booked a benefit for credit loss provisions of $1.5 million for the quarter ended March 31, 2021. This compares to a benefit for credit loss provisions of $599,000 during the previous quarter and a $2.1 million provision for credit losses in the first quarter a year ago. The provision for the current quarter was recorded using the CECL methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments. The decrease in the provision for credit loss in the first quarter of 2021 is primarily the result of the improvement in economic assumptions used to estimate lifetime credit losses, which was only partially offset by an increase in the provision for unfunded commitments resulting from an increase in unfunded commitments.

•Credit Quality: Net adversely classified loans improved slightly to $16.9 million at March 31, 2021, compared to $17.4 million in the first quarter a year ago. Net loan recoveries were $44,000 in the first quarter of 2021, compared to net loan charge offs of $131,000 in the first quarter of 2020.

•Branch Operations: No branch operations are limited as a result of COVID-19, while a number of customer and employee safety measures continue to be implemented.

•Growth and Paycheck Protection Program:
◦Over the last twelve months, Northrim funded a total of 5,025 PPP loans totaling $579.6 million to both existing and new customers. Of this amount, 2,125 loans totaling $204.0 million were originated during the first quarter of 2021 through the second round of PPP funding.

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◦As of March 31, 2021, the second round of PPP resulted in 459 new customers totaling $21.3 million in PPP loans, no non-PPP loans, and $10.4 million in new deposit balances.
◦PPP round one and two has resulted in 1,844 new customers, with non-PPP loan balances of $26.6 million and deposit balances of $97.4 million as of March 31, 2021.
◦Management estimates that we funded approximately 27% of the number and 34% of the value of all Alaska PPP second round loans for the quarter ending March 31, 2021.
◦As of March 31, 2021, Northrim customers had received forgiveness through the SBA on 1,704 PPP loans totaling $170.1 million, of which 1,167 PPP loans totaling $105 million were forgiven in the first quarter of 2021.
◦The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility to fund PPP loans, but paid back those funds in full during the second quarter of 2020 and has since funded the SBA PPP loans through core deposits and maturity of long-term investments.

•Capital Management: At March 31, 2021, the Company’s tangible common equity to tangible assets* ratio was 9.22% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. During the first quarter of 2021, the Company repurchased 61,399 shares of common stock at an average price of $36.02.

First Quarter 2021 Highlights:

•For the first quarter of 2021, total revenue increased 60% to $35.4 million, compared to $22.1 million in the first quarter of 2020, and decreased compared to $37.0 million in the fourth quarter of 2020.
◦Community Banking provided 59% of total revenues and 61% of earnings in the first quarter of 2021.
◦Home Mortgage Lending provided 41% of total revenue and 39% of earnings in the first quarter of 2021.
•Net interest income in the first quarter of 2021 was $19.5 million, up 1% from $19.2 million in the preceding quarter and up 24% from $15.7 million in the first quarter a year ago.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.92% in the first quarter of 2021, a 4-basis point contraction compared to the preceding quarter, and a 45-basis point contraction compared to the first quarter a year ago.
•Return on average assets ("ROAA") was 2.25% and return on average equity ("ROAE") was 21.40% for the first quarter of 2021 compared to ROAA of 0.25% and ROAE of 2.00% for the first quarter of 2020.
•Net loans increased 45% to $1.53 billion at March 31, 2021, compared to $1.06 billion at March 31, 2020, and increased 8% compared to $1.42 billion at December 31, 2020.
•Total deposits increased 47% to $2.05 billion at March 31, 2021, compared to $1.40 billion at March 31, 2020, and increased 12% compared to $1.82 billion at December 31, 2020.
•The Company's wholly owned subsidiary, Residential Mortgage, LLC, generated a $133 million increase in production during the quarter ended March 31, 2021, as compared to the same period in 2020.
•The mortgage servicing right asset increased by $439,000 for the quarter ended March 31, 2021, compared to a decrease of $629,000 for the preceding quarter and a decrease of $267,000 for the first quarter a year ago. The increase in the first quarter of 2021 is the result of the value of newly originated servicing rights exceeding the value of servicing rights that were removed from the balance sheet as those loans were paid off.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Total assets	$2,351,243	$2,121,798	$2,097,738	$2,016,705	$1,691,262
Total portfolio loans	$1,548,924	$1,444,050	$1,492,720	$1,433,201	$1,081,873
Average portfolio loans	$1,492,906	$1,489,029	$1,465,839	$1,342,717	$1,059,023
Total deposits	$2,051,317	$1,824,981	$1,806,133	$1,737,359	$1,395,492
Average deposits	$1,894,868	$1,820,251	$1,750,167	$1,620,008	$1,359,206
Total shareholders' equity	$231,452	$221,575	$214,616	$206,923	$197,723
Net income	$12,181	$10,100	$11,855	$9,900	$1,033
Diluted earnings per share	$1.94	$1.59	$1.84	$1.52	$0.16
Return on average assets	2.25%	1.90%	2.31%	2.04%	0.25%
Return on average shareholders' equity	21.40%	18.22%	22.10%	19.44%	2.00%
NIM	3.90%	3.94%	3.90%	3.98%	4.32%
NIMTE*	3.92%	3.96%	3.93%	4.02%	4.37%
Efficiency ratio	60.24%	65.31%	58.85%	64.76%	84.87%
Total shareholders' equity/total assets	9.84%	10.44%	10.23%	10.26%	11.69%
Tangible common equity/tangible assets*	9.22%	9.76%	9.54%	9.54%	10.84%
Book value per share	$37.29	$35.45	$34.18	$32.49	$31.06
Tangible book value per share*	$34.71	$32.88	$31.62	$29.97	$28.53
Dividends per share	$0.37	$0.35	$0.35	$0.34	$0.34

* References to NIMTE, tangible book value per share, and tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

2020 was a challenging year for the global economy as health policies led to significant disruption in normal business activity. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarized the impacts on Alaska, “it is counter-intuitive to have a year where payroll jobs declined by 7% and gross state product fell 4.9% in Alaska, yet per capita income rose over 3% and housing prices and sales activity increased substantially. This was only possible because billions of dollars of federal stimulus money reached Alaska and helped support businesses and individuals through the most challenging times. Record low interest rates and low levels of building activity also contributed to home price increases. Oil prices were shocked much lower at the beginning of 2020 at the height of the virus fears and low level of travel activity. However, as the year progressed, oil prices returned to a more stable level and oil production levels in Alaska also followed a similar path.”

February 2021 employment data from the Alaska Department of Labor ("DOL") shows a 7% reduction in total payroll jobs, a decline of 22,300 compared to February of 2020. Leisure and hospitality was hit hard, down 23% year over year, a loss of 7,300 jobs. Direct Oil and Gas jobs fell 38% or 3,900 jobs. A decline in public education positions led to a 2,000 job decrease in local government, according to the DOL. Transportation, Warehousing and Utilities declined 9% or 1,800 jobs since last February. Professional and Business Services has also been negatively impacted, down 6% or 1,600 fewer positions, over the past year. According to the DOL report, State Government was the only sector to grow year over year. The 1% or 200 job increase was attributed to hiring people for contact tracing and to process unemployment insurance claims. The level of jobless claims reported by the DOL in the middle of February were 3.75 times higher than the same week in 2020.

Alaska’s real gross state product (“GSP”) was $52.1 billion in 2020, compared to $54.7 billion in 2019, according to the Federal Bureau of Economic Analysis ("BEA") in a preliminary report released on March 26, 2021. The U.S. GDP declined 3.5% for 2020. Alaska’s reduction was 4.9% and the worst state was Hawaii at 8%. Based on the report, both states were more negatively affected by travel restrictions reducing tourism. 2020 was very erratic due

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to COVID-19’s impact on the economy. According to the BEA, Alaska’s GSP declined by 6% and 34% in the first two quarters of the year and then grew 32% and 6% in the third and fourth quarters of 2020 at a seasonally adjusted annualized rate. This is very similar to the nationwide averages for the U.S. which saw a decline of 5% and 31% in the first two quarters of 2020, and then increased 33% and 4% in third and fourth quarters. Alaska’s largest GSP declines in 2020 came from Transportation and Warehousing, followed by Accommodation and Food Services, Oil & Gas and Health Care. All of these sectors showed positive recovery in the 4th quarter of 2020 in Alaska, helping place it 9th fastest growing for the quarter of the 50 U.S. states.

Alaska’s seasonally adjusted personal income for 2020 was $47.4 billion compared to $46 billion in 2019, according to a report released by the BEA on March 24, 2021. Personal income in the U.S. in 2020 increased 6.1% and Alaska rose 3.1%. In a typical year, the majority of personal income is derived from wage earnings. Additionally, some people receive government transfer payments, such as social security, Medicare and Medicaid. Personal income is further supported by earnings from dividends, interest and rents. However, in 2020 earnings from wages and investments decreased in the U.S. and Alaska. The growth in personal income in the U.S. was primarily from a net $1.1 trillion increase in government transfer payments. About half of the transfer payment increase was from unemployment insurance. Direct stimulus payments accounted for a large part of the remainder.

Per capita income in the U.S. was $59,729 compared to $64,780 in Alaska, according to the BEA. This places Alaska as the 9th highest income of the 50 U.S. states. In Alaska, earnings from wages decreased 1.5% or $435 million in 2020 and investment income fell 0.7% or $65 million. Government transfer payments rose 24.2% or $1.9 billion over 2019 levels. By far the largest drop in wage earnings came in Accommodations and Food Services, followed by State and Local Government and Oil & Gas. There were positive increases in wages in the Professional and Technical Services Industry and Health Care.

Alaska North Slope (“ANS”) crude oil had monthly average prices in 2018 and 2019 ranging from $58.86 to $80.03 a barrel. ANS began 2020 at $65.48. Prices fell quickly at the beginning of 2020, responding to fears that COVID-19 would devastate the global economy and reduce the demand for travel. The low month was April when ANS averaged $16.54 a barrel. However, by June the oil markets stabilized and for the last six months the average monthly price remained between $40.42 and $50.32. Thus far in 2021, the monthly average price was $55.56, $61.88 and $65.60 in January, February and March, respectively.

Alaska’s crude oil production averaged 485,300 barrels per day (“bpd”) in fiscal year (“FY”) 2020, which ended in June. This was a decrease of 4.8% compared to the previous FY end. Total output declined 1.2% in FY 2018 and 4.5% in FY 2019. The State Department of Revenue forecasts production on the North Slope to increase by 0.7% in FY 2021 to 488,900 bpd. The production average for the month of March 2021 was 494,176 bpd. In February of 2021 there was an average of 495,076 bpd and 498,176 bpd in January.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.45% at the end of 2020, compared to 0.49% in the third quarter 2020. This was an improvement from 0.63% at the end of 2019. The comparable national average rate was slightly higher than Alaska at 0.56% at the end of 2020, 0.59% in the third quarter of 2020, and 0.78% at the end of 2019. We believe that the foreclosure rates are somewhat misleading because the federal moratorium on foreclosure activity on occupied homes led to declining foreclosure numbers, even though job losses strained the economy and borrowers' ability to pay.

The Mortgage Bankers Association survey reported that the percentage of delinquent mortgage loans at the end of 2020 in Alaska was 6.21%, down considerably from 6.78% at the end of September 2020. However, this is significantly higher than 2.85% at the end of 2019 before the effects of COVID-19 impacted the market. The comparable delinquency rate for the entire country was higher than Alaska at 7.19% at the end of 2020, compared to 7.6% in the third quarter of 2020, and 4.07% at the end of 2019.

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Mr. Edwards commented, “many people across the country took advantage of mortgage forbearance plans available from lenders to delay payments or pay interest only on their homes. Until they catch up on past due payments these loans will appear delinquent because they are still behind according to the original terms of the mortgage.”

According to the Alaska Multiple Listing Services ("MLS"), the average sales price of a single family home in Anchorage rose 5.9% in 2020 to $396,826. This is following increases of 0.5% and 2.3% in 2019 and 2018, respectively. Average sales prices in the Matanuska Susitna Borough rose 9.9% in 2020, continuing a decade of consecutive price gains. These two markets represent where the vast majority of the Bank’s residential building activity occurs.

The number of units sold in Anchorage was up significantly in 2020 by 19.5%, climbing from 2,719 homes sold in 2019 to 3,249 last year. The main difference was a record number of sales occurred in the last quarter of the year, when sales activity typically declines in the winter. The Matanuska Susitna Borough also had strong sales activity, up 9.7% in 2020 to 2,135 units sold compared to 1,946 in 2019. The Matanuska Susitna Borough also had stronger than normal sales in the second half of 2020.

We believe that the low interest rate environment has been a major factor. According to the Federal Reserve Bank of St. Louis, the average 30 year fixed rate mortgage in the U.S. hit all-time record lows last year. Rates began 2020 at 3.72% in the first week of January and fell more than a percent to 2.67% in the last week of December 2020. Rates have begun to rise in the first quarter of 2021 and finished March at 3.18%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2021, Northrim generated a ROAA of 2.25% and a ROAE of 21.40%, compared to 1.90% and 18.22%, respectively, in the fourth quarter of 2020 and 0.25% and 2.00%, respectively, in the first quarter a year ago. Northrim’s ROAA and ROAE are above peer averages posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20201.

Net Interest Income/Net Interest Margin

Net interest income increased 24% to $19.5 million in the first quarter of 2021 compared to $15.7 million in the first quarter of 2020 and increased 1% compared to $19.2 million in the fourth quarter of 2020. Interest income benefited from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the SBA. During the first quarter of 2021, Northrim received $105.0 million in loan forgiveness through the SBA, compared to $65.1 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $3.3 million and $2.9 million, respectively. As of March 31, 2021, there was $3.1 million of net PPP fee income from round one remaining and $8.8 million remaining from round two for total net deferred fees on PPP loans of $11.9 million.

NIMTE* was 3.92% in the first quarter of 2021 compared to 3.96% in the preceding quarter and 4.37% in the first quarter a year ago. “Our NIMTE* remained fairly steady compared to the prior quarter due to the recognition of PPP loan fees. The decrease compared to the first quarter a year ago was due to the 150 basis point reduction in

1As of December 31, 2020, the SNL Small Cap US Bank Index tracked 117 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.24%. ROAA 0.77%, and ROAE 7.33%.

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short-term interest rates during the last twelve months and the mix of our earning assets due to increased liquidity,” said Jed Ballard, Chief Financial Officer. “Also notable was the impact of SBA PPP loans on the books, which increased our NIMTE* by 19 basis points during the first quarter of 2021 compared to what our NIMTE* would have been if we had not made any SBA PPP loans, or 3.73%. The increase from SBA PPP loans this quarter is the result of recognition of fee income on loans that were forgiven.” Northrim’s NIMTE* continues to remain above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20201.

The yield on interest earning assets in the first quarter of 2021 was 4.14%, down 10 basis points from the fourth quarter of 2020 and down 68 basis points compared to the first quarter a year ago. The cost of interest-bearing liabilities was 36 basis points in the first quarter of 2021, down 10 basis points compared to the preceding quarter and down 34 basis points compared to the first quarter a year ago.

Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $1.5 million in the first quarter of 2021, which includes a $417,000 provision for credit losses on unfunded commitments and a benefit of $1.9 million for credit losses on loans. This compares to a recapture to the provision for credit losses on loans of $599,000 in the fourth quarter of 2020, and a provision for credit losses on loans of $2.1 million in the first quarter a year ago. The provision for unfunded commitments was $7,000 in the fourth quarter of 2020 and in the first quarter of 2020 and is recorded in other operating expense. “The benefit to the provision during the quarter primarily emulates our current assessment of risks associated with the economy and reflects expected lifetime credit losses based upon the conditions that existed as of quarter-end,” said Ballard. “The ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, as well as loan portfolio composition and portfolio duration.” The increase in the provision for credit losses on unfunded commitments is a result of an increase in the balance of unfunded commitments as of March 31, 2021 and is also impacted by the adoption of CECL as of January 1, 2021.

Nonperforming loans, net of government guarantees, increased during the quarter to $13.0 million at March 31, 2021, compared to $10.0 million at December 31, 2020, and decreased slightly compared to $13.4 million at March 31, 2020. The allowance for credit losses was 113% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2021, compared to 210% three months earlier and 157% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $15.9 million, or 45% of total first quarter 2021 revenues, as compared to $17.7 million, or 48% of revenues in the fourth quarter of 2020, and $6.4 million, or 29% of revenues in the first quarter of 2020. The increase in other operating income in the first quarter of 2021 as compared to the first quarter a year ago was due primarily to the increased volume of mortgage activity.

Other notable changes during the quarter include changes in the fair value mark-to-market of the marketable equity securities portfolio, which decreased other income by $84,000 in the first quarter of 2021, compared to a $408,000 increase in the fourth quarter of 2020 and an $871,000 decrease in the first quarter of 2020. There was $92,000 in interest rate swap income in the first quarter of 2021. This compares to $206,000 in interest rate swap income in the preceding quarter and no interest rate swap income in the first quarter of 2020 on the execution of interest rate swaps related to the Company's commercial lending operations.

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Other Operating Expenses

Operating expenses were $21.3 million in the first quarter of 2021, compared to $24.1 million in the fourth quarter of 2020, and $18.8 million in the first quarter of 2020. The quarterly decrease in non-interest expense as compared to the fourth quarter of 2020 reflects increased capitalized loan origination expense, primarily related to increased PPP deferred loan costs due to the $204 million in new PPP loan originations during the first quarter of 2021. Other factors impacting operating expenses include lower salary costs and personnel expenses as well as lower marketing costs and lower loan related costs included in other operating expense compared to the prior quarter.

Income Tax Provision

In the first quarter of 2021, Northrim recorded $3.4 million in state and federal income tax expense for an effective tax rate of 21.7%, compared to $3.3 million, or 24.7% in the fourth quarter of 2020 and $243,000, or 19.0% in the first quarter a year ago.

Community Banking

“We have always considered our Alaskan communities to be our primary focus, and while growing, we never lost sight of our mission to serve the people and businesses within the communities we support,” said Schierhorn. “We opened our second Fairbanks branch during the first quarter of 2021 and in March of 2020 we opened a loan production office in Kodiak. We will continue to look for ways to expand our branch network and support our customers and communities.”

Net interest income in the Community Banking segment totaled $18.7 million in the first quarter of 2021, compared to $18.3 million in the fourth quarter of 2020 and $15.3 million in the first quarter of 2020. Net interest income benefited from $4.2 million of PPP income in the first quarter of 2021, and $3.8 million of PPP income in the fourth quarter of 2020. As of March 31, 2021, there was $11.9 million of unearned loan fees net of costs related to round one and round two PPP loans.

Other operating income in the Community Banking segment was down for the first quarter 2021 compared to the preceding quarter and was up compared to the first quarter of the prior year. The primary change from the preceding quarter related to the change in fair value mark-to-market of the marketable equity securities portfolio, which decreased other income by $84,000 in the first quarter of 2021, compared to a $408,000 increase in the fourth quarter of 2020. In addition, interest rate swap income in the first quarter of 2021 decreased to $92,000, compared to swap income of $206,000 in the fourth quarter of 2020. The significant change in other operating income from the prior year first quarter was due to the change in fair value mark-to-market of the marketable equity securities portfolio, which decreased other income by $84,000 in the first quarter of 2021, compared to a $871,000 decrease in the first quarter of 2020. Partially offsetting this was a decrease in purchased receivable income as a result of lower average balances, as many customers have been using proceeds from government stimulus rather than drawing on their accounts receivable lines.

Other operating expense in the Community Banking segment for the first quarter of 2021 decreased $1.9 million compared to the preceding quarter and increased $52,000 compared to the first quarter of 2020. The primary reason for the reduction from the preceding quarter was due to an increase in PPP loan deferral costs.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net interest income	$18,734	$18,349	$17,388	$16,649	$15,261
Provision (benefit) for credit losses	(1,488)	(599)	567	404	2,060
Other operating income	2,274	2,921	3,696	2,308	1,768
Other operating expense	13,664	15,536	14,353	14,113	13,612
Income before provision for income taxes	8,832	6,333	6,164	4,440	1,357
Provision (benefit) for income taxes	1,452	1,303	1,249	(124)	266
Net income	$7,380	$5,030	$4,915	$4,564	$1,091
Weighted average shares outstanding, diluted	6,277,177	6,324,461	6,413,221	6,440,898	6,560,593
Diluted earnings per share	$1.18	$0.79	$0.76	$0.70	$0.17

Home Mortgage Lending

“The increased activity in the mortgage market has continued through the first quarter of 2021, with the low interest rate environment fueling robust refinance activity and home purchases activity,” said Ballard.

During the first quarter of 2021, mortgage loan volume was $301.0 million, of which 40% was for new home purchases, compared to $381.9 million and 52% of loans funded for new home purchases in the fourth quarter of 2020, and $168.2 million, of which 54% was for new home purchases in the first quarter of 2020.

Loan fundings decreased during the first quarter of 2021 as compared to the preceding quarter, but increased year-over-year driven by both increased refinance activity and new home purchase activity. This was partially offset by the net change in fair value of mortgage servicing rights, which decreased mortgage banking income by $1.0 million during the first quarter of 2021 primarily due to continued refinance of existing mortgages in the servicing portfolio.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, was essentially unchanged during the quarter, as new loans were off-set by loan payoffs,” said Ballard. As of March 31, 2021, Northrim serviced 2,821 loans in its $682.8 million home-mortgage-servicing portfolio, compared to $683.1 million serviced for the fourth quarter of 2020, and a modest increase from the $678.1 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled $25.4 million at March 31, 2021, compared to $13.8 million at March 31, 2020. Mortgage servicing revenue contributed $2.2 million to revenues in the first quarter of 2021 compared to $2.5 million in the fourth quarter of 2020 and $1.3 million in the first quarter of 2020. As a result of COVID-19, approximately 4% of mortgages serviced were in forbearance as of March 31, 2021, compared to 5% as of December 31, 2020, and 2% as of March 31, 2020.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights is driven by interest rate volatility and the number of serviced mortgages that pay off during the period as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $1.0 million for the first quarter of 2021, compared to a decrease of $1.2 million for the fourth quarter of 2020 and a decrease of $930,000 for the first quarter of 2020.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Mortgage commitments	$181,417	$150,276	$257,304	$206,274	$197,892
Mortgage loans funded for sale	$300,963	$381,942	$364,159	$381,086	$168,224
Mortgage loan refinances to total fundings	60%	48%	39%	65%	46%
Mortgage loans serviced for others	$682,827	$683,117	$655,733	$655,183	$678,096

Net realized gains on mortgage loans sold	$11,795	$15,557	$14,736	$11,322	$4,643
Change in fair value of mortgage loan commitments, net	98	(2,724)	1,943	3,579	(545)
Total production revenue	11,893	12,833	16,679	14,901	4,098
Mortgage servicing revenue	2,152	2,510	2,044	1,633	1,327
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(180)	(410)	(699)	(891)	(701)
Other[2]	(829)	(783)	(806)	(1,037)	(229)
Total mortgage servicing revenue, net	1,143	1,317	539	(295)	397
Other mortgage banking revenue	586	661	714	621	170
Total mortgage banking income	$13,622	$14,811	$17,932	$15,227	$4,665

Net interest income	$759	$875	$906	$808	$429
Mortgage banking income	13,622	14,811	17,932	15,227	4,665
Other operating expense	7,663	8,611	9,153	8,561	5,175
Income (loss) before provision for income taxes	6,718	7,075	9,685	7,474	(81)
Provision (benefit) for income taxes	1,917	2,005	2,745	2,138	(23)
Net income (loss)	$4,801	$5,070	$6,940	$5,336	($58)

Weighted average shares outstanding, diluted	6,277,177	6,324,461	6,413,221	6,440,898	6,560,593
Diluted earnings (loss) per share	$0.76	$0.80	$1.08	$0.82	($0.01)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.35 billion at March 31, 2021, up 11% from the preceding quarter and up 39% from a year ago. Northrim’s loan-to-deposit ratio was 76% at March 31, 2021, down from 79% at December 31, 2020, and up from 78% at March 31, 2020.

Average interest-earning assets were $2.03 billion in the first quarter of 2021, up 4% from $1.94 billion in the fourth quarter of 2020 and up 39% from $1.46 billion in the first quarter a year ago. The average yield on interest-earning assets was 4.14% in the first quarter of 2021, down from 4.24% in the preceding quarter and down from 4.82% in the first quarter a year ago.

Average investment securities increased to $298.8 million in the first quarter of 2021, compared to $231.9 million in the fourth quarter of 2020 and $284.1 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.45% for the first quarter of 2021, up from 1.73% in the preceding quarter and down from 2.59% in the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2021, was 4.2 years. In an effort to diversify its investment portfolio into higher yielding, longer duration assets, Northrim added $10.0 million of investment securities, classified as held to maturity in the fourth quarter of 2020 and $10.0 million in the first quarter of 2021.

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“Much of the loan production during the past four quarters resulted from new customers we obtained through the PPP process,” said Ballard. At March 31, 2021, commercial loans represented 30% of total loans, PPP loans represented 26% of total loans, commercial real estate owner occupied loans comprised 11% of total loans, commercial real estate non-owner occupied loans comprised 23% of total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.55 billion at March 31, 2021, up 7% from the preceding quarter and up 43% from a year ago. Portfolio loans excluding the impact from PPP were $1.15 billion at March 31, 2021, up nearly 1% from the preceding quarter and up 6% from a year ago. Average portfolio loans in the first quarter of 2021 were $1.49 billion, which was unchanged from the preceding quarter and up 41% from a year ago. Yields on average portfolio loans in the first quarter of 2021 increased to 5.08% from 5.00% in the fourth quarter of 2020 and decreased compared to 5.69% in the first quarter of 2020.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. At March 31, 2021, balances in transaction accounts represented 91% of total deposits. Total deposits were $2.05 billion at March 31, 2021, up 12% from $1.82 billion at December 31, 2020, and up 47% from $1.40 billion a year ago. Demand deposits increased 68% year-over-year to $762.8 million at March 31, 2021. Average interest-bearing deposits were up 6% to $1.21 billion with an average cost of 0.32% in the first quarter of 2021, compared to $1.14 billion and an average cost of 0.40% in the fourth quarter of 2020, and up 30% compared to $925.9 million and an average cost of 0.64% in the first quarter of 2020.

“We continue to attract new customers through our outreach in the community and with new relationships we established from PPP lending. The investments in our people and products and services, especially with regard to treasury management, have allowed us to attract a broader customer base,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “As a result, our lenders, retail bankers and commercial cash managers are doing an excellent job of capturing new market share.”

Shareholders’ equity was $231.5 million, or $37.29 per share, at March 31, 2021, compared to $221.6 million, or $35.45 per share, at December 31, 2020 and $197.7 million, or $31.06 per share, a year ago. Tangible book value per share* was $34.71 at March 31, 2021, compared to $32.88 at December 31, 2020, and $28.53 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.55% at March 31, 2021, compared to 14.20% at December 31, 2020, and 13.25% at March 31, 2020.

Asset Quality

“Credit quality metrics remain solid, with classified loans decreasing compared to a year ago. We had a $3 million increase in nonperforming loans in the first quarter of 2021 compared to the prior quarter, which represents two commercial relationships with four loans and which we believe are not indicative of future problems in the portfolio,” said Martin. “While we are pleased with the overall performance in the loan portfolio, we still have elevated credit monitoring structures in place and are working closely with our customers given the current economic environment.”

Nonperforming assets ("NPAs") net of government guarantees were $19.6 million at March 31, 2021, up from $16.3 million at December 31, 2020 and consistent with $19.6 million a year ago. Of the NPAs at March 31, 2021, $10.4 million, or 53% are nonaccrual loans related to seven commercial relationships. One of these relationships, which totaled $1.2 million at March 31, 2021, is a business in the medical industry.

Net adversely classified loans were $16.9 million at March 31, 2021, as compared to $12.8 million at December 31, 2020, and $17.4 million a year ago. Net loan recoveries were $44,000 in the first quarter of 2021, compared to net loan recoveries of $53,000 in the fourth quarter of 2020, and net loan charge offs of $131,000 in the first quarter of 2020. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of March 31, 2021, $11.9 million, or 70% of net adversely classified loans are

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attributable to nine relationships with five loans to commercial businesses, one loan to a medical business, and three loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at March 31, 2021, net of government guarantees were $812,000, down from $832,000 three months earlier and from $1.4 million a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $91.4 million, or 8% of total portfolio loans, in the healthcare sector; $80.0 million, or 7% of portfolio loans, in the tourism sector; $57.6 million, or 5% of portfolio loans, in the aviation (non-tourism) sector; $37.8 million, or 3% in the accommodations sector; $29.1 million, or 3% in retail loans; and $35.5 million, or 3% in the restaurant sector, as of March 31, 2021.

Northrim estimates that $64.7 million, or approximately 6% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of March 31, 2021, and $5.0 million of these loans are adversely classified. As of March 31, 2021, Northrim has an additional $67.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the impact of the results of the recent U.S. elections on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of already-enacted fiscal stimulus from the federal government and a potential infrastructure bill; the timing of PPP loan forgiveness; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://fred.stlouisfed.org/series/MORTGAGE30US

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2021	2020	2020
Interest Income:
Interest and fees on loans	$19,424	$19,587	$15,359
Interest on portfolio investments	1,134	967	1,744
Interest on deposits in banks	38	25	236
Total interest income	20,596	20,579	17,339
Interest Expense:
Interest expense on deposits	949	1,144	1,484
Interest expense on borrowings	154	211	165
Total interest expense	1,103	1,355	1,649
Net interest income	19,493	19,224	15,690

Provision (benefit) for credit losses	(1,488)	(599)	2,060
Net interest income after provision (benefit) for credit losses	20,981	19,823	13,630

Other Operating Income:
Mortgage banking income	13,622	14,811	4,665
Bankcard fees	740	743	643
Purchased receivable income	532	538	921
Service charges on deposit accounts	290	300	362
Interest rate swap income	92	206	—
Gain on sale of securities	—	—	98
Unrealized (loss) gain on marketable equity securities	(84)	408	(871)
Other income	704	726	615
Total other operating income	15,896	17,732	6,433

Other Operating Expense:
Salaries and other personnel expense	14,728	16,826	12,256
Data processing expense	2,035	2,015	1,769
Occupancy expense	1,660	1,701	1,657
Professional and outside services	624	951	608
Marketing expense	404	739	583
Insurance expense	314	300	312
Intangible asset amortization expense	9	12	12
OREO expense, net rental income and gains on sale	(36)	(250)	(36)
Other operating expense	1,589	1,853	1,626
Total other operating expense	21,327	24,147	18,787

Income before provision for income taxes	15,550	13,408	1,276
Provision for income taxes	3,369	3,308	243
Net income	$12,181	$10,100	$1,033

Basic EPS	$1.96	$1.61	$0.16
Diluted EPS	$1.94	$1.59	$0.16
Weighted average shares outstanding, basic	6,219,871	6,245,254	6,467,630
Weighted average shares outstanding, diluted	6,277,177	6,324,461	6,560,593

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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2021	2020	2020

Assets:
Cash and due from banks	$20,332	$23,304	$31,096
Interest bearing deposits in other banks	183,258	92,661	54,714
Investment securities available for sale	303,810	247,633	268,959
Investment securities held to maturity	20,000	10,000	—
Marketable equity securities	9,471	9,052	7,609
Investment in Federal Home Loan Bank stock	3,116	2,551	3,312
Loans held for sale	116,128	146,178	86,258
Portfolio loans	1,548,924	1,444,050	1,081,873
Allowance for credit losses, loans	(14,764)	(21,136)	(21,017)
Net portfolio loans	1,534,160	1,422,914	1,060,856
Purchased receivables, net	11,818	13,922	23,670
Mortgage servicing rights, at fair value	11,657	11,218	11,653
Other real estate owned, net	7,563	7,289	7,205
Premises and equipment, net	38,171	38,102	39,293
Lease right of use asset	11,934	12,440	13,757
Goodwill and intangible assets	16,037	16,046	16,082
Other assets	63,788	68,488	66,798
Total assets	$2,351,243	$2,121,798	$1,691,262

Liabilities:
Demand deposits	$762,793	$643,825	$453,003
Interest-bearing demand	524,373	459,095	333,352
Savings deposits	325,625	308,725	228,383
Money market deposits	253,934	237,705	207,418
Time deposits	184,592	175,631	173,336
Total deposits	2,051,317	1,824,981	1,395,492
Other borrowings	14,749	14,817	36,848
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	11,883	12,378	13,685
Other liabilities	31,532	37,737	37,204
Total liabilities	2,119,791	1,900,223	1,493,539

Shareholders' Equity:
Total shareholders' equity	231,452	221,575	197,723
Total liabilities and shareholders' equity	$2,351,243	$2,121,798	$1,691,262

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	March 31, 2021		December 31, 2020		March 31, 2020
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$77,184	23.2%	$37,547	14.1%	$58,097	21.0%
U.S. Agency securities	147,309	44.2%	137,054	51.4%	153,812	55.6%
Corporate securities	50,456	15.1%	40,492	15.2%	30,567	11.1%
Marketable equity securities	9,471	2.8%	9,052	3.4%	7,609	2.8%
Collateralized loan obligations	48,005	14.4%	41,684	15.6%	24,160	8.7%
Alaska municipality, utility, or state bonds	856	0.3%	856	0.3%	2,323	0.8%
Total portfolio investments	$333,281		$266,685		$276,568

Composition of Portfolio Loans
	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$449,153	30%	$469,540	33%	$460,542	31%	$426,675	29%	$434,832	40%
SBA Paycheck Protection loans	414,381	26%	310,518	21%	375,636	25%	353,485	24%	—	—%
CRE owner occupied loans	178,476	11%	163,597	11%	148,993	10%	154,741	11%	146,453	13%
CRE nonowner occupied loans	368,145	23%	355,694	24%	364,232	24%	360,533	25%	355,753	33%
Construction loans	121,943	8%	118,782	8%	120,619	8%	114,464	8%	109,849	10%
Consumer loans	34,603	2%	37,654	3%	37,183	2%	38,310	3%	39,923	4%
Subtotal	1,566,701		1,455,785		1,507,205		1,448,208		1,086,810
Unearned loan fees, net	(17,777)		(11,735)		(14,485)		(15,007)		(4,937)
Total portfolio loans	$1,548,924		$1,444,050		$1,492,720		$1,433,201		$1,081,873

Composition of Deposits
	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$762,793	37%	$643,825	35%	$697,363	38%	$680,033	40%	$453,003	33%
Interest-bearing demand	524,373	26%	459,095	25%	427,811	24%	400,138	23%	333,352	24%
Savings deposits	325,625	16%	308,725	17%	272,624	15%	261,934	15%	228,383	16%
Money market deposits	253,934	12%	237,705	13%	227,106	13%	215,735	12%	207,418	15%
Time deposits	184,592	9%	175,631	10%	181,229	10%	179,519	10%	173,336	12%
Total deposits	$2,051,317		$1,824,981		$1,806,133		$1,737,359		$1,395,492

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	March 31,	December 31,	March 31,
	2021	2020	2020
Nonaccrual loans	$14,463	$11,120	$15,074
Loans 90 days past due and accruing	—	449	—
Total nonperforming loans	14,463	11,569	15,074
Nonperforming loans guaranteed by government	(1,382)	(1,483)	(1,671)
Net nonperforming loans	13,081	10,086	13,403
Other real estate owned	7,563	7,289	7,205
Repossessed assets	225	231	231
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$19,590	$16,327	$19,560
Nonperforming loans, net of government guarantees / portfolio loans	0.84%	0.70%	1.24%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	1.19%	0.92%	1.28%
Nonperforming assets, net of government guarantees / total assets	0.83%	0.77%	1.16%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	1.03%	0.92%	1.18%

Performing restructured loans	$2,354	$2,355	$4,389
Performing restructured loans guaranteed by government	(1,542)	(1,523)	(2,953)
Net performing restructured loans	$812	$832	$1,436
Nonperforming loans plus performing restructured loans, net of government
guarantees	$13,893	$10,918	$14,839
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.90%	0.76%	1.37%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	1.26%	1.00%	1.41%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.87%	0.81%	1.24%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	1.08%	0.97%	1.27%

Adversely classified loans, net of government guarantees	$16,902	$12,805	$17,388
Special mention loans, net of government guarantees	$14,629	$19,063	$16,254
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.05%	0.05%	0.33%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.07%	0.07%	0.34%

Allowance for credit losses / portfolio loans	0.95%	1.46%	1.94%
Allowance for credit losses / portfolio loans, net of government guarantees	1.34%	1.93%	2.00%
Allowance for credit losses / nonperforming loans, net of government
guarantees	113%	210%	157%

Gross loan charge-offs for the quarter	$163	$11	$165
Gross loan recoveries for the quarter	($207)	($64)	($34)
Net loan (recoveries) charge-offs for the quarter	($44)	($53)	$131
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.00%	0.00%	0.01%

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at December 31, 2020	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at March 31, 2021
Commercial loans	$5,576	$5,995	($1,345)	($163)	($274)	$—	$—	$9,789
Commercial real estate	5,122	—	(280)	—	—	(449)	—	4,393
Construction loans	702	—	(585)	—	—	—	—	117
Consumer loans	169	—	(5)	—	—	—	—	164
Non-performing loans guaranteed by government	(1,483)	—	101	—	—	—	—	(1,382)
Total non-performing loans	10,086	5,995	(2,114)	(163)	(274)	(449)	—	13,081
Other real estate owned	7,289	274	—	—	—	—	—	7,563
Repossessed assets	231	—	—	(6)	—	—	—	225
Nonperforming purchased receivables	—	—	—	—	—	—	—	—
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$16,327	$6,269	($2,114)	($169)	($274)	($449)	$—	$19,590

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Charge-offs:
Support for oil and gas operations	$—	$—	$—	$—	$36
Plastic material and resin manufacturing	150	—	—	—	—
Aircraft parts and auxiliary equipment manufacturing	13	—	—	—	—
Office of physicians	—	11	—	—	—
Retail sales	—	—	—	—	16
Food service contractors	—	—	—	—	99
Excavation and construction	—	—	33	—	—
Health care and social assistance	—	—	108	804	—
Consumer	—	—	—	—	14
Total charge-offs	$163	$11	$141	$804	$165

Northrim BanCorp Earns $12.2 Million, or $1.94 per Diluted Share in 1Q21
April 26, 2021
19 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$120,875	0.12%	$84,872	0.12%	$68,076	1.37%
Portfolio investments	298,776	1.45%	231,867	1.73%	284,068	2.59%
Loans held for sale	114,585	2.73%	135,776	2.79%	50,375	3.51%
Portfolio loans	1,492,906	5.08%	1,489,029	5.00%	1,059,023	5.69%
Total interest-earning assets	2,027,142	4.14%	1,941,544	4.24%	1,461,542	4.82%
Nonearning assets	170,565		175,413		174,049
Total assets	$2,197,707		$2,116,957		$1,635,591

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,207,079	0.32%	$1,140,327	0.40%	$925,859	0.64%
Borrowings	25,100	2.47%	24,819	3.35%	22,188	2.95%
Total interest-bearing liabilities	1,232,179	0.36%	1,165,146	0.46%	948,047	0.70%

Noninterest-bearing demand deposits	687,789		679,924		433,347
Other liabilities	46,922		51,363		46,231
Shareholders' equity	230,817		220,524		207,966
Total liabilities and shareholders' equity	$2,197,707		$2,116,957		$1,635,591
Net spread		3.78%		3.78%		4.12%
NIM		3.90%		3.94%		4.32%
NIMTE*		3.92%		3.96%		4.37%
Cost of funds		0.23%		0.29%		0.48%
Average portfolio loans to average
interest-earning assets	73.65%		76.69%		72.46%
Average portfolio loans to average total deposits	78.79%		81.80%		77.91%
Average non-interest deposits to average
total deposits	36.30%		37.35%		31.88%
Average interest-earning assets to average
interest-bearing liabilities	164.52%		166.64%		154.16%

The components of the change in NIMTE* are detailed in the table below:

	1Q21 vs. 4Q20	1Q21 vs. 1Q20
Nonaccrual interest adjustments	0.03%	0.01%
Impact of SBA Paycheck Protection Program loans	0.12%	0.19%
Interest rates and loan fees, all other loans	(0.05)%	(0.49)%
Volume and mix of other interest-earning assets and liabilities	(0.14)%	(0.16)%
Change in NIMTE*	(0.04)%	(0.45)%

Northrim BanCorp Earns $12.2 Million, or $1.94 per Diluted Share in 1Q21
April 26, 2021
20 of 22

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2021	December 31, 2020	March 31, 2020
Book value per share	$37.29	$35.45	$31.06
Tangible book value per share*	$34.71	$32.88	$28.53
Total shareholders' equity/total assets	9.84%	10.44%	11.69%
Tangible Common Equity/Tangible Assets*	9.22%	9.76%	10.84%
Tier 1 Capital / Risk Adjusted Assets	14.55%	14.20%	13.25%
Total Capital / Risk Adjusted Assets	15.50%	15.46%	14.50%
Tier 1 Capital / Average Assets	10.33%	10.25%	11.93%
Shares outstanding	6,206,913	6,251,004	6,366,100
Unrealized gain (loss) on AFS debt securities, net of income taxes	$177	$1,260	$13
Unrealized gain (loss) on derivatives and hedging activities, net of income taxes	($340)	($1,242)	($1,718)

Profitability Ratios
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
For the quarter:
NIM	3.90%	3.94%	3.90%	3.98%	4.32%
NIMTE*	3.92%	3.96%	3.93%	4.02%	4.37%
Efficiency ratio	60.24%	65.31%	58.85%	64.76%	84.87%
Return on average assets	2.25%	1.90%	2.31%	2.04%	0.25%
Return on average equity	21.40%	18.22%	22.10%	19.44%	2.00%

Northrim BanCorp Earns $12.2 Million, or $1.94 per Diluted Share in 1Q21
April 26, 2021
21 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2020 and 2019. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net interest income	$19,493	$19,224	$18,294	$17,457	$15,690
Divided by average interest-bearing assets	2,027,142	1,941,544	1,866,936	1,762,140	1,461,542
Net interest margin ("NIM")[2]	3.90%	3.94%	3.90%	3.98%	4.32%

Net interest income	$19,493	$19,224	$18,294	$17,457	$15,690
Plus: reduction in tax expense related to
tax-exempt interest income	111	122	136	168	187
	$19,604	$19,346	$18,430	$17,625	$15,877
Divided by average interest-bearing assets	2,027,142	1,941,544	1,866,936	1,762,140	1,461,542
NIMTE[2]	3.92%	3.96%	3.93%	4.02%	4.37%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2021 and 366 for quarters ended in 2020.

Northrim BanCorp Earns $12.2 Million, or $1.94 per Diluted Share in 1Q21
April 26, 2021
22 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Total shareholders' equity	$231,452	$221,575	$214,616	$206,923	$197,723
Divided by shares outstanding	6,207	6,251	6,279	6,368	6,366
Book value per share	$37.29	$35.45	$34.18	$32.49	$31.06

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Total shareholders' equity	$231,452	$221,575	$214,616	$206,923	$197,723
Less: goodwill and intangible assets	16,037	16,046	16,058	16,070	16,082
	$215,415	$205,529	$198,558	$190,853	$181,641
Divided by shares outstanding	6,207	6,251	6,279	6,368	6,366
Tangible book value per share	$34.71	$32.88	$31.62	$29.97	$28.53

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Total shareholders' equity	$231,452	$221,575	$214,616	$206,923	$197,723
Total assets	2,351,243	2,121,798	2,097,738	2,016,705	1,691,262
Total shareholders' equity to total assets	9.84%	10.44%	10.23%	10.26%	11.69%

Northrim BanCorp, Inc.	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Total shareholders' equity	$231,452	$221,575	$214,616	$206,923	$197,723
Less: goodwill and other intangible assets, net	16,037	16,046	16,058	16,070	16,082
Tangible common shareholders' equity	$215,415	$205,529	$198,558	$190,853	$181,641

Total assets	$2,351,243	$2,121,798	$2,097,738	$2,016,705	$1,691,262
Less: goodwill and other intangible assets, net	16,037	16,046	16,058	16,070	16,082
Tangible assets	$2,335,206	$2,105,752	$2,081,680	$2,000,635	$1,675,180
Tangible common equity ratio	9.22%	9.76%	9.54%	9.54%	10.84%

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Note Transmitted on GlobeNewswire on April 26, 2021, at 12:15 pm Alaska Standard Time.